EXHIBIT 10.23

SEVENTH AMENDMENT AGREEMENT AND ALLONGE

THIS SEVENTH AMENDMENT AGREEMENT AND ALLONGE is made effective as of the 1st day of October, 2007, by and among Bank of America, N.A., a national banking association, with an office located at 111 Westminster Street, Providence, Rhode Island (the “Lender”), and Summer Infant (USA), Inc., a Rhode Island corporation, formerly known as SII Acquisition, Inc., as successor by merger with Summer Infant, Inc. (“SII”), Summer Infant Europe Limited, a private company limited by shares organized under the laws of England and Wales with registered number 04322137 (“SIE”), and Summer Infant Asia Limited, a Hong Kong corporation (“SIA”), all with a principal place of business located at 1275 Park East Drive, Woonsocket, Rhode Island (SII, SIE, and SIA herein individually referred to as a “Borrower” and collectively referred to as the “Borrowers”).

PURPOSE

A. The Lender and the Borrowers entered into that certain Revolving Credit Agreement dated July 19, 2005 (the “Loan Agreement”) with respect to a revolving line of credit (the “Revolving Loan”) from the Lender to the Borrowers providing borrowing availability up to $7,500,000, which Loan Agreement was heretofore amended pursuant to that certain Amendment Agreement and Allonge between the Lender and the Borrowers dated as of December 29, 2005 (the “First Amendment”), which First Amendment increased the borrowing availability under the Revolving Loan to $11,000,000, that certain Second Amendment Agreement and Allonge between the

Lender and the Borrowers dated as of April, 2006 (the “Second Amendment”), which Second Amendment extended the maturity of the Revolving Loan, that certain Third Amendment Agreement and Allonge between the Lender and the Borrowers dated as of July 31, 2006 (the “Third Amendment”), which Third Amendment increased the borrowing availability under the Revolving Loan to $13,000,000 and further extended the maturity of the Revolving Loan, that certain Fourth Amendment Agreement and Allonge between the Lender and the Borrowers dated as of December 21, 2006 (the “Fourth Amendment”), which Fourth Amendment increased the borrowing availability under the Revolving Loan to $17,000,000, that certain Assumption and Modification Agreement – Revolving Debt dated March 6, 2007 among Summer Infant, Inc., SII, and the Lender (the “Fifth Amendment”), by which SII, as successor by merger with Summer Infant, Inc., assumed the obligations of Summer Infant, Inc. under the Loan Agreement, the Note, and the Security Documents, and the Lender consented to the merger between Summer Infant, Inc. and SII, and that Sixth Amendment Agreement and Allonge between the Lender and the Borrowers dated as of June 27, 2007 (the “Sixth Amendment”), which Sixth Amendment increased the borrowing availability under the Revolving Loan to $18,500,000 and further extended the maturity of the Revolving Loan. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

B. The Revolving Loan Advances made under the Revolving Loan and the Borrowers’ obligations thereunder are evidenced by that certain Secured Promissory Note of the Borrowers payable to the order of the Lender in the principal amount of

$7,500,000 dated July 19, 2005, which principal amount was (i) increased to $11,000,000 pursuant to the terms of the First Amendment, (ii) further increased to $13,000,000 pursuant to the terms of the Third Amendment, (iii) further increased to $17,000,000 pursuant to the terms of the Fourth Amendment, and (iv) further increased to $18,500,000 pursuant to the terms of the Sixth Amendment (said Secured Promissory Note, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment herein collectively the “Note”).

C. Borrowers and Lender desire, inter alia, to further increase the borrowing availability under the Revolving Loan and to further extend the maturity of the Revolving Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The definition of “Borrowing Limit” in Section 1.01 of the Loan Agreement, as heretofore amended, is hereby further amended in its entirety to read as follows:

““Borrowing Limit” means an amount which shall not exceed the lesser of (a) Twenty-Two Million Dollars ($22,000,000) or (b) the aggregate Dollar Equivalent of (i) eighty-five percent (85%) of Total Eligible Toys R Us Receivables outstanding from time to time, plus (ii) eighty-five percent (85%) of Total Eligible Target Receivables outstanding from time to time, plus (iii) eighty percent (80%) of Eligible Domestic Receivables outstanding from time to time, plus (iv) sixty percent (60%) of the value of Eligible Domestic Inventory, plus (v) fifty percent (50%) of the value of Eligible Foreign Inventory, plus (vi) fifty-five percent (55%) of the value of Intransit Inventory, plus (vii) sixty percent (60%) of Eligible Foreign Receivables outstanding from time to time; provided, however, the amount available for advances against Eligible Domestic Inventory, Intransit Inventory, and Eligible Foreign Inventory shall not exceed Nine Million Dollars ($9,000,000), less (iii) one hundred percent (100%) of the undrawn amount of outstanding Letters of Credit.”

2. The definition of “Debt Service” in Section 1.01 of the Loan Agreement, as heretofore amended, is hereby further amended in its entirety to read as follows:

““Debt Service” means, with respect to any fiscal period, the sum required to be paid during such period by the Borrower for (a) Interest Expense, plus (b) the aggregate amount of all mandatory scheduled payments, prepayments and sinking fund payments, in each case with respect to principal paid or accrued in respect of Funded Debt, including the current portion of long-term indebtedness (measured as of the date 12 months prior to the then current financial statements) and the current portion of Capital Lease Obligations, plus (c) to the extent not included in the foregoing, lease expense and rent expense of the Borrower.”

3. The definition of “Funded Debt” in Section 1.01 of the Loan Agreement is hereby amended in its entirety to read as follows:

““Funded Debt” means, as of any date of determination thereof, the sum of all Indebtedness of the Borrower for borrowed money or any obligation to repay funded indebtedness and other interest-bearing liabilities, including, without limitation, all current and long-term debt, any indebtedness evidenced by notes, bonds, debentures, guarantees or similar obligations, any obligation to pay money under a conditional sale or other title retention agreement, the net aggregate rentals payable as Capital Lease Obligations, or any reimbursement obligation for any letter of credit, exclusive of the non-current portion of Subordinated Debt.”

4. The definition of “Termination Date” in Section 1.01 of the Loan Agreement, as heretofore amended, is hereby further amended in its entirety to read as follows:

““Termination Date” shall mean June 30, 2009, or such later date specified by the Lender if this Agreement shall be extended by the Lender in writing.”

5. A new definition of Letters of Credit is hereby added to the Loan Agreement to read as follows:

“Letters of Credit” shall mean standby and commercial letters of credit issued for the account of the Borrower.”

6. A new definition of Maximum Funded Debt Ratio is hereby added to the Loan Agreement to read as follows:

“Maximum Funded Debt Ratio” means, as of any date of determination thereof, a ratio of Funded Debt to EBITDA of not greater than 3.50 to 1.0.

7. The definitions of Guarantor, Guaranty, Maximum Leverage Ratio, Tangible Capital Base and Tangible Net Worth in Section 1.01 of the Loan Agreement are hereby deleted.

8. Section 2.15 of the Loan Agreement is hereby amended in its entirety to read as follows:

“2.15 Unused Line Fee. Borrower shall pay Lender an unused line fee, in addition to all interest and other fees payable hereunder. The amount of the unused line fee shall be 0.10% per annum multiplied by an amount equal to the Borrowing Limit minus the average daily balance of the outstanding Revolving Loan Advances. The unused line fee shall be computed and paid quarterly, in arrears (prorated for any partial calendar month at the beginning and at termination of this Agreement), computed on the basis of a 360-day year, on the first day of the following calendar quarter.”

9. A new Section 2.17 is hereby added to the Loan Agreement to read as follows:

“2.17. Letter of Credit Fees and Documentation. The Borrower shall pay to the Lender quarterly in advance letter of credit fees equal to the LIBOR margin per annum (as described in the Note) based on the principal face amount of the Letter of Credit, together with reasonable standard fees and charges, including issuance, negotiation and cable fees, imposed by the Lender in connection with the issuance of Letters of Credit hereunder. The Borrower shall execute and deliver such instruments and agreements relating to a Letter of Credit as the Lender shall reasonably request.”

10. The reference to “sixty (60) days” in paragraph (c) of Section 6.04 of the Loan Agreement (delivery of quarterly financials) is hereby amended to mean “forty-five (45) days.”

11. The reference to “fifteen (15) days” in paragraph (d) of Section 6.04 of the Loan Agreement (delivery of monthly borrowing base certificate) is hereby amended to mean “ten (10) days.”

12. Section 7.02 of the Loan Agreement is hereby amended in its entirety to read as follows:

“7.02. Maximum Funded Debt Ratio. Not permit the ratio of Funded Debt to EBITDA to exceed the Maximum Funded Debt Ratio.”

13. A new Section 7.03 is hereby added to the Loan Agreement to read as follows:

“7.03. Capital Expenditures. In any fiscal year, not make any Capital Expenditures for the purpose of acquiring fixed assets which will in the aggregate exceed the amount of Two Million Dollars ($2,000,000).”

14. The final paragraph in Article VII of the Loan Agreement, describing the testing dates for financial covenants, is hereby amended in its entirety to read as follows:

“The Borrower acknowledges and agrees that the Lender shall test the financial covenants described in (i) Section 7.01 as of the end of each fiscal quarter of the Borrower on a rolling four-quarter basis (to include the fiscal quarter then-ended and the previous three fiscal quarters), (ii) Section 7.02 at the end of each fiscal quarter of the Borrower commencing December 31, 2007 on a rolling four-quarter basis (to include the fiscal quarter then-ended and the previous three fiscal quarters), and (iii) Section 7.03 as of the end of each fiscal year of the Borrower commencing December 31, 2008, all as based on the financial statements required to be delivered to the Lender pursuant to Section 6.04 of this Agreement.”

15. Section 10.04 of the Loan Agreement is hereby amended in its entirety to read as follows:

“10.04. Governing Law/Arbitration. This Agreement shall be

construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Rhode Island. The Borrower and the Lender specifically agree that any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other document evidencing or securing the Revolving Loan, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort), shall be determined by binding arbitration in Providence, Rhode Island in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within twenty (20) days following the initiation of arbitration hereunder, or, absent such agreement, by appointment by the American Arbitration Association. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrator and the reasonable attorneys’ fees and expenses of the prevailing party. If the arbitrator determines that there is not a prevailing party, each party shall be instructed to bear its own costs and to share equally the fees and expenses of the arbitrator.”

16. The reference to the dollar symbol and amount “$18,500,000” in the upper right hand corner on page 1 of the Note is hereby deleted and the symbol and number “$22,000,000” is substituted therefor and inserted in place thereof. The reference to the principal amount of “Eighteen Million Five Hundred Thousand Dollars ($18,500,000)” in the eighth and ninth lines of the first paragraph on page 1 of the Note is hereby deleted and “Twenty-Two Million Dollars ($22,000,000)” is substituted therefor and inserted in place thereof.

17. The definition of “Alternate LIBOR Fixed Rate” on page 1 of the Note is hereby amended in its entirety to read as follows:

““Alternate LIBOR Fixed Rate” shall mean a rate per annum equal to the Alternate LIBOR Rate plus one and one-fourth percent (1.25%).”

18. The definition of “Floating Rate” on page 3 of the Note is hereby amended in its entirety to read as follows:

““Floating Rate” shall mean an annual rate of interest equal to the Prime Rate less one and three-tenths percent (1.30%).”

19. The definition of “LIBOR Fixed Rate” on page 3 of the Note is hereby amended in its entirety to read as follows:

““LIBOR Fixed Rate” shall mean a rate per annum equal to the LIBOR Rate plus one and one-fourth percent (1.25%).”

20. The definition of “LIBOR Interest Period” on page 4 of the Note is hereby amended in its entirety to read as follows:

““LIBOR Interest Period” shall mean, as to each Fixed Rate Loan, the period commencing on the date of the making of such Fixed Rate Loan or the conversion of a Floating Rate Loan into a Fixed Rate Loan or the continuation of a Fixed Rate Loan as a Fixed Rate Loan, as the case may be, and ending thirty (30), sixty (60), ninety (90), one hundred eighty (180), or two hundred seventy (270) days thereafter, as offered by the Bank and as selected by the Borrower; provided that any such LIBOR Interest Period which would otherwise end on a day which is not a Business Day (as defined below) shall be extended to the next succeeding Business Day; and provided further that no LIBOR Interest Period may commence on any day which is not a Business Day.”

21. The definition of “Maturity Date” on page 5 of the Note, as heretofore amended, is hereby further amended in its entirety to read as follows:

““Maturity Date” means June 30, 2009.”

22. The following paragraph is hereby added to the end of the PAYMENT SCHEDULE terms (beginning on page 10) of the Note, immediately prior to the section titled ADDITIONAL TERMS AND CONDITIONS:

“Notwithstanding the foregoing, during such time, if any, as all or a portion of the interest payable under this Note is based on a LIBOR Interest Period of three months or less, such interest shall be payable on the last Business Day of such LIBOR Interest Period, and during such time, if any, as all or a portion of the interest payable under this Note is based on a LIBOR Interest Period of longer than three months, such interest shall be payable on each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.”

23. Section 19 of the Note is hereby amended in its entirety to read as follows:

“19. Bank may effect payment of any sums due hereunder by means of debiting any of Borrower’s primary demand deposit account with Bank.”

24. An original of this Agreement shall be attached to and made a part of the Note.

25. SII acknowledges and agrees that the increase in the borrowing availability under the Revolving Loan evidenced by this Agreement constitutes “Obligations,” as such term is defined in the Security Agreement, and thus shall be secured thereby. Section 1.23 of the Security Agreement is hereby amended in its entirety to read as follows:

“1.23. ‘“Promissory Note” shall mean that certain Secured Promissory Note of the Debtor, Summer Infant Europe Limited, and Summer Infant Asia Limited payable to the order of the Secured Party, dated July 19, 2005 and in the face amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), as increased in amount to Eleven Million Dollars ($11,000,000) pursuant to that certain Amendment Agreement and Allonge among the Debtor, Summer Infant Europe Limited, Summer Infant Asia Limited and the Secured Party dated December 29, 2005, as further increased in amount to Thirteen Million Dollars ($13,000,000) pursuant to that certain Third Amendment Agreement and Allonge among the Debtor, Summer Infant Europe Limited, Summer Infant Asia Limited and the Secured Party dated July 31, 2006, as further increased in amount to Seventeen Million Dollars ($17,000,000) pursuant to that certain Fourth Amendment Agreement and Allonge among the Debtor, Summer Infant Europe Limited, Summer Infant Asia Limited and the Secured Party dated December 21, 2006, as further increased in amount to Eighteen Million Five Hundred Thousand Dollars ($18,500,000) pursuant to that certain Sixth Amendment Agreement and Allonge among the Debtor, Summer Infant Europe Limited, Summer Infant Asia Limited and the Secured Party dated June 27, 2007, and as further increased in amount to Twenty-Two Million Dollars ($22,000,000) pursuant to that certain Seventh Amendment Agreement and Allonge among the Debtor, Summer Infant Europe Limited, Summer Infant Asia Limited and the Secured Party dated October 1, 2007.”

26. All security for the Revolving Loan and the Note now existing or hereafter granted to Lender, including without limitation all security evidenced, granted or governed by the Security Documents shall be security for the Revolving Loan and the Note as amended by this Agreement.

27. All references to the Loan Agreement, wherever, whenever or however made or contained, are hereby deemed to be references to the Loan Agreement, as modified by this Agreement. All references to the Note, wherever, whenever or however made or contained, are hereby deemed to be references to the Note, as modified by the First Amendment and this Agreement.

28. By executing this Agreement on behalf of Borrower in the space designated below, the individual so signing represents and warrants to Lender that he or she has full power and authority to execute this Agreement and to bind Borrower, and that all corporate actions necessary to authorize and approve execution of this Agreement, and by such individual, have been taken prior to the execution hereof.

29. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective heirs, administrators, executors, successors, and assigns. This Agreement has been made in the State of Rhode Island and shall be governed, construed, applied, and enforced in accordance with the laws of such state without resort to its conflict of laws rules. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; should any provision of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement. In addition, the entirety of this Agreement shall continue in full force and effect in all jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

30. Except as amended hereby, all other terms and provisions of the Loan Agreement, the Note, and the Security Agreement are hereby ratified and confirmed.

31. The Borrowers hereby warrant that all of the representations and warranties contained in the Loan Agreement are true and correct as of the date hereof and that no Event of Default (as defined in the Loan Agreement) has occurred and is continuing.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment Agreement and Allonge to be executed as of the date first above written.

Bank of America, N.A.

/s/ Patricia A. Daigneault	By:	/s/ David J. Angell
David J. Angell, Senior Vice President

Summer Infant (USA), Inc.

	By:	/s/ Jason P. Macari
	Name:	Jason P. Macari
	Title:	President & CEO

Summer Infant Europe Limited

	By:	/s/ Jason P. Macari
	Name:	Jason P. Macari
	Title:	Director

Summer Infant Asia Limited

	By:	/s/ Jason P. Macari
	Name:	Jason P. Macari
	Title:	Director